Exhibit 3.1

Amendment to the Fourth Amended and Restated Bylaws of Columbia Property Trust, Inc.

On September 6, 2021, the Board of Directors of Columbia Property Trust, Inc., a Maryland corporation (the “Corporation”), at a duly convened meeting of the Board of Directors at which all of the directors were present, by the unanimous vote of all of the directors of the Corporation and in accordance with the Maryland General Corporation Law and the Fourth Amended and Restated Bylaws of the Corporation (the “Bylaws”), approved and adopted the following amendment to the Bylaws to be effective as of September 7.

The Bylaws are hereby amended by adding the following as new Article XIV after existing Article XIII:

ARTICLE XIV

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for or based on a breach of any duty owed by any current or former director or officer or other employee or agent of the Corporation to the Corporation or to the Corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of duty, (iii) any action asserting a claim against the Corporation or any current or former director or officer or other employee or agent of the Corporation arising pursuant to any provision of the MGCL or the charter of the Corporation (as any of the foregoing may be amended from time to time), (iv) any action asserting a claim related to or involving the Corporation or any current or former director or officer or other employee or agent of the Corporation that is governed by the internal affairs doctrine, or (v) any action asserting an “internal corporate claim” as the term is defined in Section 1-101(p) of the MGCL (or any successor provision thereof) shall be the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, another state or federal court sitting in Maryland.